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EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS





                             Three Months Ended        Six Months Ended        Twelve Months Ended
                             July 29    July 30       July 29    July 30         July 30     July 29
                               1995      1994          1995       1994            1995        1994
Average shares outstanding 113,045,656 112,993,367  113,045,656  112,992,543    113,025,962  112,936,886
Net effect of dilutive
 stock options based on
 the treasury stock method
 using average market price     60,735      48,652       30,368       29,184         15,184       30,852

Total                      113,106,391 113,042,019  113,076,024  113,021,727    113,041,146  112,967,738




Net Income                 $38,633,000 $33,755,000  $87,012,000  $82,061,000   $256,741,000 $235,782,000
Less preferred dividends        (5,500)     (5,500)     (11,000)     (11,000)       (22,000)     (22,000)

Net income available to
 common shares             $38,627,500 $33,749,500  $87,001,000  $82,050,000   $256,719,000 $235,760,000


Per share                        $0.34       $0.30        $0.77        $0.73          $2.27        $2.09




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